Exhibit 99.1
NEWS
r e l e a s e
Contact: Richard T. Marabito
Chief Financial Officer
Telephone: (216) 292-3800
Fax: (216) 292-3974
OLYMPIC STEEL ACQUIRES 100% OF ITS GSP JOINT VENTURE
     Cleveland, Ohio — (June 12, 2006) Olympic Steel, Inc., (Nasdaq: ZEUS), a national steel service center, announced that on June 6, 2006, it entered into a definitive agreement with The Goss Group, Inc. (Goss) whereby a subsidiary of Olympic Steel acquired the remaining joint venture interest in G.S.P, LLC (“GSP”). The GSP joint venture was organized in 2002 to support the flat-rolled steel requirements of the automotive industry as a Michigan Minority Business Enterprise. Following the acquisition, a subsidiary of Olympic Steel owns 100% of GSP and its rights and obligations. Since Olympic Steel is now the sole owner of the joint venture, GSP no longer qualifies as a Michigan Minority Business Enterprise. Olympic Steel intends to assess the operations of GSP in the near term. The purchase price was $100,000, subject to potential future adjustments related to net asset valuation.
     Founded in 1954, Olympic Steel is a leading U.S. steel service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil, and plate steel products. Headquartered in Cleveland, Ohio, the Company operates 16 facilities. For further information, visit the Company’s web site at http://www.olysteel.com.
     It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” or “continue,” as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: the impact of customer, supplier, and competitive factors in assessing GSP’s operations and results from such assessment; integration issues; general and global business, economic, and political conditions; and the cyclicality and volatility within the steel and automotive industries. You should refer to Olympic Steel’s Securities and Exchange Commission filings for further information.